Exhibit 10.2

Letter of Credit Agreement

            This Letter of Credit Agreement ("Agreement") is entered this 7th day of October 2004 by and between Guaranty Bank ("Guaranty") and The Exploration Company of Delaware, Inc. ("Customer") in light of the following recitals.

R E C I T A L S:

            The Customer has requested Guaranty to issue or cause to be issued Standby Letters of Credit ("Letters of Credit") representing Hedge Commodity Agreements or Rate Management Transactions, (which are being issued outside the original borrowing base as stated in the Credit Agreement dated June 30, 2004), containing the terms and provisions set forth on Exhibit "A", (Letter of Credit Application(s)), hereto attached and made a part hereof. The Beneficiaries named in the Letters of Credit are called "Beneficiary" in this Agreement. The purpose of this Agreement is to evidence the agreement between Guaranty and the Customer regarding the Letters of Credit and the rights and obligations of the parties arising out of transactions involving the Letters of Credit. The consideration for Customer's agreement to the terms of this Agreement is the agreement of Guaranty to issue Standby Letters of Credit representing Hedge Commodity Agreements or Rate Management Transactions.

THEREFORE, Guaranty and Customer agree as follows:

            1.            Letter of Credit Fee. The Customer agrees to pay Guaranty an administrative fee as defined in the "Pricing Schedule" Exhibit VI of the Credit Agreement dated June 30, 2004, per annum of the Letters of Credit amounts with a minimum payment of $500.00, which is charged by Guaranty in connection with the issuance or renewal of the Letters of Credit, regardless of whether there is a payment on any drafts presented pursuant to the Letters of Credit.

            2.            Agreement to Pay. Customer agrees to pay Guaranty on demand at its main banking quarters in Dallas, Texas in currency of the United States (a) all of Guaranty's expenses ("Guaranty Expenses") incurred in connection with any Letters of Credit Activities (as hereinafter defined), including, but not limited to, attorney's fees, recording fees, cost of credit reports and expenses relating to title insurance and UCC report forms, (b) all amounts paid by Guaranty ("Letter of Credit Payments") pursuant to drafts or other demands made pursuant to the Letters of Credit, (c) interest on the unpaid sums owing pursuant to subparagraphs (a) and (b) of this paragraph calculated at the rate as defined in the "Pricing Schedule" Exhibit VI of the Credit Agreement dated June 30, 2004, and in accordance with the further provisions of this paragraph. Interest shall accrue from the date monies are paid by Guaranty or expenses incurred (as appropriate) until paid by Customer. "Letters of Credit Activities" shall include all actions taken in response to the application of the Customer for the issuance of the Letters of Credit, the issuance and documentation of the transaction by which the Letters of Credit are issued and all actions taken in response to and as a result of the presentation of a draft or other demand for payment pursuant to the Letters of Credit.

            3.            Authority to Pay. Guaranty is irrevocably authorized to pay any sum requested in accordance with the Letters of Credit provided: (a) the amount paid and the amounts previously paid pursuant thereto do not exceed the stated amount(s) of the Letters of Credit; and (b) all documents ("Presentation Documents") required to be presented pursuant to the Letters of Credit are presented. Guaranty may act upon Presentation Documents which it determines in its sole discretion are authentic and in accordance with the requirements of the Letters of Credit and pay sums in accordance with the Letters of Credit, notwithstanding any act or failure to act of the Beneficiary or Customer, including, but not limited to, (i) Customer's oral or written objection to the Presentation Documents or the accuracy of any statements therein made or (ii) Customer's oral or written challenge to the right of the Beneficiary to request sums pursuant to the Letters of Credit on whatever basis, including, but not limited to, Customer's claims of fraud, forgery, other defect, default by the Beneficiary or misrepresentation. Guaranty shall not be required to determine: (i) that any signatures on the Presentation Documents are the signatures of the parties which they purport to be or (ii) that any statements therein made are accurate. Guaranty shall be conclusively deemed to be acting in good faith in the payment of any sum pursuant to the Letters of Credit or the taking of any other action in connection therewith if it complies with the provisions of this paragraph 3.

            4.            Reliance. Guaranty may act in reliance upon any oral, telephonic, telegraphic, electronic or written request, which it believes, in good faith, to have been authorized by the Customer, whether or not given or signed by an authorized person.

            5.            Release. Guaranty shall not be responsible for and the Customer releases Guaranty from any claim arising out of (a) any loss, cost or expenses incurred by Customer as a result of any of the Letters of Credit Activities unless it is determined by a court of competent jurisdiction that Guaranty has failed to perform its obligations pursuant to this Agreement, (b) any default, negligence, misfeasance, suspension, insolvency or bankruptcy of any correspondent or agent of Guaranty, (c) any loss or delay, in transmission or otherwise, of any drafts, documents or instruments or the proceeds therefrom or (d) any delay, interruption, omission or error in transmission or delivery of any message.

            6.            Indemnity. Customer indemnifies and holds Guaranty and all of its employees, officers, directors, attorneys and agents (Guaranty and said persons hereinafter called "Indemnified Parties") from any and all claims and causes of action asserted against or incurred by the Indemnified Parties arising out of a Default Event (defined below) or any of the Letters of Credit Activities, INCLUDING THOSE BASED UPON THE NEGLIGENCE OF ANY OF THE INDEMNIFIED PARTIES.

            7.            Representations. Customer represents and warrants to Guaranty the following: (a) the execution and delivery of this Agreement and all agreements ("Related Agreements") executed in connection herewith have been duly authorized by all appropriate parties and this Agreement and the Related Agreements are binding on and enforceable against the Customer; (b) all consents and approvals required for the execution and delivery of this Agreement and the Related Agreements by the Customer have been obtained; (c) neither the execution of this Agreement and the Related Agreements nor the consummation of the transactions contemplated thereby will (i)  result in a breach

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of, a default under or acceleration of any agreement to which the Customer is a party or by which it is bound or (ii) violate any law, rule, regulation, restriction, court order or agreement to which it is subject; (d) all of the financial and other information ("Financial Information") delivered by the Customer in connection with its application for the Letters of Credit and all statements (both written and oral) made by the Customer to Guaranty were and are true, correct and accurate in all respects at the time delivered or made and on the date hereof; (c) Customer is not directly or indirectly engaged in commercial trade with any foreign country targeted by the Office of Foreign Assets Control ("OFAC"), or with any party named in OFAC's Specially Designated Nationals and Block Persons ("SDN") list; and (d) Customer has taken reasonable measures to ensure that Beneficiary is not directly or indirectly engaged in commercial trade with any foreign targeted by the OFAC; or with any party named in OFAC's SDN list.

8. Default Events. (a) The occurrence of any of the following shall constitute a "Default Event":

(i) The failure of Customer to perform its obligations pursuant to this Agreement or any Related Agreement;

                        (ii)            The failure of any other party directly or indirectly liable for performance of Customer's obligations hereunder (including any party's guarantee of those obligations) (all such parties hereinafter called "Guarantor") to perform its obligations pursuant to this Agreement or any Related Agreement;

                        (iii)            Customer or Guarantor shall (A) be adjudicated as bankrupt or insolvent, (B) make a general assignment for the benefit of creditors, (C) file a petition, answer or consent seeking or allowing to be entered against him or it, an order for relief (or any similar remedy) under any provision under the United States Bankruptcy Code ("Bankruptcy Code") or consent to the institution of any proceedings thereunder, (D) convene a meeting of creditors, or any class thereof, for the purpose of effecting a moratorium upon or extension or reorganization of debts or (E) apply for or consent to the appointment of a receiver, trustee, custodian, liquidator or other similar official of all or any portion of its assets;

                        (iv)            A petition is filed, or any case or proceeding is commenced, under the Bankruptcy Code against either the Customer or any Guarantor unless such petition in the case or proceeding initiated thereby is dismissed within 60 days following the date of filing, an answer is filed by Customer or any Guarantor admitting the allegations of any such petition, or a court of competent jurisdiction enters an order, judgment or decree without the consent of the Customer or any Guarantor appointing a custodian, trustee, agent or receiver of either, or for all or any part of either's property, or authorizing the taking of possession by a custodian, trustee, agent or receiver of all or any part of either's property, unless such appointment is vacated or dismissed or such possession is terminated within 60 days from the earlier of the date of such appointment or commencement of such possession, but not later than 5 days before the proposed sale of any assets by such custodian, trustee, agent or receiver;

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                        (v)            Guaranty determines that any of the Financial Information delivered to it by the Customer or any Guarantor was inaccurate in any material way, either at the time of the delivery of the Financial Information or on the date of this Agreement or that any of the representations or warranties made by the Customer or any Guarantor in this Agreement or any of the Related Agreements is materially inaccurate; and

(b) Upon the occurrence of any Default Event, Guaranty may, at its option, take any or all of the following actions:

(i) Make demand for payment of all sums owing pursuant to the terms of this Agreement;

                        (ii)            Exercise all rights pursuant to any of the Related Agreements, including, but not limited to, the exercise of rights in and to property encumbered by liens or security interests securing the obligations of the Customer or any of the Guarantors;

                        (iii)            Deliver a demand to the Customer and any Guarantor that there be deposited with Guaranty good funds ("Special Deposit") in an amount designated by Guaranty but not exceeding 120% of the amount of the Letter of Credit; and

                        (iv)            Offset and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and any other indebtedness at any time owing by Guaranty to the Customer against any and all sums owing pursuant to this Agreement, regardless of whether any demand has been made under this Agreement for any such sums or whether any such deposits or other indebtedness owed by Guaranty are matured or contingent.

            9.            Special Deposit. If Guaranty exercises its right to request the Special Deposit, (a) the Customer shall deliver the amount requested to Guaranty within 5 business days following said request, (b) the Special Deposit shall secure all of the obligations of Customer pursuant to this Agreement and the Related Agreements, (c) Guaranty shall be entitled to hold the Special Deposit until all of Customer's obligations are fully performed and, at its option, apply the Special Deposit to the payment of those obligations as they arise and (d) Customer shall not withdraw, pledge or otherwise encumber the Special Deposit.

10. Additional Financial Information. Customer shall deliver to Guaranty such additional financial and other information, which Guaranty may request from time to time.

            11.            Security. The obligations of the Customer hereunder are secured and guaranteed by all of the liens, security interests and agreements (now or hereafter given) securing and granting collateral for the loan, ("Loan Facility"), between Guaranty Bank and The Exploration Company as evidenced by the Security Agreement dated June 30, 2004 between said parties. A guaranty(ies) added from time to time under the "Loan Facility" will also guarantee the obligations of the customer herein.

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            12.            No Usury. All agreements between Customer and Guaranty, whether now existing or hereafter arising and whether written or oral, are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration or the making of a demand for the payment of any sum hereunder, or otherwise, shall the amount paid, agreed to be paid to Guaranty for the use, forbearance or detention of money or for the payment or performance of any covenant or obligation contained in this Agreement or any of the Related Agreements, exceed the maximum amount permissible under applicable law. If from any circumstance whatsoever, fulfillment of any provision hereof or of any Related Agreement, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by applicable law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any circumstance, Guaranty shall ever receive as interest or otherwise any amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of sums owing hereunder other than interest and not to the payment of interest or if such excess of interest exceeds the unpaid balance of said sum (exclusive of interest), such excess shall be refunded to the Customer. All sums paid or agreed to be paid to Guaranty for the use, forbearance or detention of indebtedness shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of the indebtedness until payment in full so that the actual rate of interest on account of such indebtedness is uniform throughout the term. This paragraph shall control and supersede every other provision of all agreements between Guaranty and Customer.

            13.            Entire Agreement. This Agreement and the Related Agreements embody the entire agreement between Guaranty and the Customer with respect to the Letter of Credit and Letter of Credit Activities, and there are no oral or parol agreements existing between Guaranty and the Customer with respect to the Letter of Credit or the Letter of Credit Activities which are not expressly set forth herein and in the Related Agreements.

14. Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation hereof.

15. Interpretation. Whenever the context hereof shall so require, the singular shall include the plural, the male gender shall include the female gender and the neuter, and vice versa.

            16.            Notice. Any notice required or permitted to be delivered hereunder shall be deemed delivered when deposited in the United States mail, postage prepaid, certified mail, return receipt requested, addressed to Guaranty or the Customer, as the case may be, at the address set forth below the signature of such party.

17. Applicable Law. This Agreement shall be construed in accordance with the laws of the State of Texas and the United States, to the extent applicable.

            18.            Severability. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

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  Continuing Agreement/Cumulative Rights. This Agreement is a continuing obligation of the Customer and shall remain in full force and effect until all of the obligations of the Customer hereunder and pursuant to the Related Agreements have been fully satisfied. All rights and remedies of Guaranty hereunder shall be cumulative of all other remedies to which it may be entitled under applicable law. This Agreement shall be binding upon and inure to the benefit of Guaranty, Customer and their respective successors and assigns only. Neither this Agreement nor any of the Related Agreements shall create any rights in favor of any party other than the persons and entities described in the preceding sentence. Without limiting the scope of the preceding sentence, the parties agree that Beneficiary shall not be entitled to any rights or remedies created in this Agreement.

  USA Patriot Act Notice. Pursuant to federal law, Lender is required to give Borrower this important information about procedures for opening a new account. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions and subsidiaries to obtain, verify, and record information that identifies each person or entity who opens an account. This means that when Borrower opens a loan or letter of credit account with Lender, Borrower must provide to Lender information requested, such as name, address, tax identification number, and other corporate information, including business organizational documents, such as Articles of Incorporation, or other identifying documents.

              THIS AGREEMENT AND THE RELATED AGREEMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

LENDER:	CUSTOMER:

GUARANTY BANK	THE EXPLORATION COMPANY OF DELAWARE, INC.

By: /s/ Jonathan Gregory	By: /s/ P. Mark Stark
Name: Jonathan Gregory	Name: P. Mark Stark
Title: Senior Vice President	Title: Vice President, Treasurer and CFO
Address:	Address:
8333 Douglas Avenue	500 N. Loop 1604 East, Suite 250
Dallas, Texas 75225	San Antonio, Texas 78232

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